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                                                                    Exhibit 99.3

October 24, 2002.



Board of Directors
NextCard, Inc.
595 Market Street, Suite 1800
San Francisco, CA.


Dear Sirs:

I would like to inform you that I am resigning from the Company Board of Directors, effective immediately.

Because of certain Company actions regarding my Board membership, I feel that I can no longer exercise my fiduciary responsibilities to shareholders and other constituencies. In particular, I believe that I have been improperly excluded from certain Board matters in recent weeks. As you know, I have asked Company counsel for a written explanation of these actions. However, despite repeated requests no meaningful response has been forthcoming.

I would also like to provide the Board with a response to the Company's request that I repay an employee loan. I borrowed these funds under the Company's standard employee loan program. As you know from my October 14 letter to Bruce Rigione, I have always understood, and the Company had represented to me, that these employee loans were not personal recourse loans, and the stock grants were the only security for the loan. I understand that the Company is now stating that these loans would have personal recourse. Although I do not agree with the Company's position in this regard, I am interested in settling this matter quickly in the interest of our shareholders and others and my counsel is in discussions with the Company's outside lawyer. I hope that this process can be completed quickly and fairly.

Sincerely,


John Hashman